Exhibit 99

News Release

Contact:	Tim Paynter (Media)
703-280-2720
timothy.paynter@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com
Northrop Grumman Reports Third Quarter 2017 Financial Results

•	Q3 Sales Increase 6 Percent to $6.5 Billion

•	Q3 EPS Increase 10 Percent to $3.68

•	Q3 Cash from Operations of $938 Million

•	2017 Sales Guidance Increased to Approximately $25.5 Billion

•	2017 EPS Guidance Increased to $12.90 - $13.10

FALLS CHURCH, Va. – October 25, 2017 – Northrop Grumman Corporation (NYSE: NOC) reported third quarter 2017 sales increased 6 percent to $6.5 billion from $6.2 billion in the third quarter of 2016. Third quarter 2017 net earnings increased 7 percent to $645 million from $602 million in the prior year period. Third quarter 2017 diluted earnings per share increased 10 percent to $3.68 from $3.35 in the third quarter of 2016. Third quarter 2017 diluted earnings per share are based on 175.3 million weighted average diluted shares outstanding compared with 179.6 million in the prior year period, a 2 percent decrease.
“All three of our businesses continue to execute well. Our third quarter operational performance in combination with strategic actions, such as the agreement to acquire Orbital ATK, continues to support our strategy to drive profitable growth over the long term," said Wes Bush, chairman, chief executive officer and president.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2017 Financial Results	2

Table 1 — Consolidated Operating Results Highlights

	Third Quarter		Nine Months
($ in millions, except per share amounts)	2017	2016	2017	2016
Sales	$6,527	$6,155	$19,169	$18,111
Segment operating income[1]	759	731	2,238	2,163
Segment operating margin rate[1]	11.6%	11.9%	11.7%	11.9%
Net FAS/CAS pension adjustment	172	91	445	234
Unallocated corporate expenses and other	(86)	4	(151)	(35)
Operating income	845	826	2,532	2,362
Operating margin rate	12.9%	13.4%	13.2%	13.0%
Interest expense	(73)	(74)	(224)	(224)
Other, net	13	17	57	37
Earnings before income taxes	785	769	2,365	2,175
Federal and foreign income tax expense	(140)	(167)	(528)	(500)
Effective income tax rate	17.8%	21.7%	22.3%	23.0%
Net earnings	$645	$602	$1,837	$1,675
Diluted EPS	3.68	3.35	10.46	9.23

Weighted average shares outstanding — Basic	174.2	178.1	174.5	179.8
Dilutive effect of share-based awards	1.1	1.5	1.1	1.7
Weighted average shares outstanding — Diluted	175.3	179.6	175.6	181.5

[1]	Non-GAAP measure — see definitions at the end of this earnings release.
Third quarter 2017 sales increased 6 percent, primarily due to an 11 percent increase at Aerospace Systems. Third quarter operating income increased 2 percent primarily due to higher net FAS/CAS pension adjustment and segment operating income, partially offset by increased unallocated corporate expenses. The $90 million increase in unallocated corporate expenses relative to the third quarter of 2016 includes $27 million for transaction costs related to the pending acquisition of Orbital ATK, which is currently expected to close in the first half of 2018. The prior year period included a $30 million benefit recognized for state tax refunds claimed on our prior year tax returns and a $25 million benefit recognized for estimated prior year overhead claim recoveries. Operating margin rate decreased 50 basis points to 12.9 percent, principally due to higher unallocated corporate expenses.
The company's third quarter effective tax rate decreased to 17.8 percent from 21.7 percent. The lower effective tax rate in the quarter reflects a $45 million increase in research credits related to the current period and the filing of the company's 2016 tax return, and a $35 million benefit recognized for additional manufacturing deductions related to prior years. Last year's third quarter included a $42 million benefit recognized in connection with the resolution of the Internal Revenue Service (IRS) examination of the company’s 2007-2011 tax returns.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2017 Financial Results	3

Table 2 — Cash Flow Highlights

	Third Quarter		Nine Months
($ millions)	2017	2016	2017	2016
Net cash provided by operating activities	$938	$738	$1,006	$1,282
Less: capital expenditures	(217)	(137)	(650)	(608)
Free cash flow[1]	$721	$601	$356	$674

[1]	Non-GAAP measure — see definitions at the end of this earnings release.
Third quarter 2017 cash provided by operating activities totaled $938 million compared to $738 million provided in the third quarter of 2016. Third quarter 2017 free cash flow was $721 million after capital expenditures of $217 million.
Year to date through September 30, 2017, cash provided by operating activities totaled $1 billion and free cash flow was $356 million.
Year-to-date investing and financing activities include the following:
Investing

•	$650 million for capital expenditures

Financing

•	$515 million for dividends

•	$393 million for repurchase of common stock

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2017 Financial Results	4

Table 3 — Segment Operating Results

	Third Quarter				Nine Months
($ millions)	2017	2016	Change		2017	2016	Change
Sales
Aerospace Systems	$3,082	$2,782	11%		$8,950	$7,956	12%
Mission Systems	2,837	2,698	5%		8,357	8,081	3%
Technology Services	1,183	1,190	(1%)		3,552	3,617	(2%)
Intersegment eliminations	(575)	(515)			(1,690)	(1,543)
	6,527	6,155	6%		19,169	18,111	6%
Segment operating income[1]
Aerospace Systems	334	311	7%		961	909	6%
Mission Systems	363	351	3%		1,090	1,055	3%
Technology Services	133	130	2%		398	387	3%
Intersegment eliminations	(71)	(61)			(211)	(188)
Segment operating income[1,2]	759	731	4%		2,238	2,163	3%
Segment operating margin rate[1]	11.6%	11.9%	(30	) bps	11.7%	11.9%	(20	) bps

[1]	Non-GAAP measure — see definitions at the end of this earnings release.
[2]	Refer to Table 1 for reconciliation to operating income.
Third quarter 2017 sales increased 6 percent, principally due to an 11 percent sales increase at Aerospace Systems and a 5 percent sales increase at Mission Systems. Higher operating income at all three sectors contributed to a $28 million increase in segment operating income. Aerospace Systems operating income included a $56 million favorable contract adjustment largely related to performance incentives on a restricted program. Third quarter 2017 segment operating margin rate was 11.6 percent.
Aerospace Systems ($ millions)

	Third Quarter			Nine Months
	2017	2016	Change	2017	2016	Change
Sales	$3,082	$2,782	10.8%	$8,950	$7,956	12.5%
Operating income	334	311	7.4%	961	909	5.7%
Operating margin rate	10.8%	11.2%		10.7%	11.4%
Aerospace Systems third quarter 2017 sales increased 11 percent primarily due to higher volume on Manned Aircraft and Space programs. The Manned Aircraft sales increase is primarily due to higher restricted volume, as well as higher F/A-18 unit volume than in the prior year period. The Space sales increase includes higher restricted volume, which was partially offset by lower volume on the James Webb Space Telescope program. Autonomous Systems sales were also higher than in the prior year period.
Aerospace Systems third quarter 2017 operating income increased 7 percent, including the favorable contract adjustment described above. Operating margin rate decreased to 10.8 percent, principally due to changes in contract mix on Manned Aircraft programs.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2017 Financial Results	5

Mission Systems ($ millions)

	Third Quarter			Nine Months
	2017	2016	Change	2017	2016	Change
Sales	$2,837	$2,698	5.2%	$8,357	$8,081	3.4%
Operating income	363	351	3.4%	1,090	1,055	3.3%
Operating margin rate	12.8%	13.0%		13.0%	13.1%
Mission Systems third quarter 2017 sales increased 5 percent primarily due to higher volume for Sensors and Processing and Advanced Capabilities programs, partially offset by lower Cyber and ISR volume. Sensors and Processing sales increased principally due to higher volume on electro-optical/infrared self-protection and targeting programs, F-35 sensors and the scalable agile beam radar (SABR) program. Advanced Capabilities sales increased primarily due to higher volume on air and missile defense programs. Cyber and ISR sales decreased primarily due to lower volume on ISR programs.
Mission Systems third quarter 2017 operating income increased 3 percent primarily due to higher sales. Operating margin rate decreased to 12.8 percent due to lower margin rates on Cyber and ISR and Sensors and Processing programs, partially offset by improved margin rates on Advanced Capabilities programs.
Technology Services ($ millions)

	Third Quarter			Nine Months
	2017	2016	Change	2017	2016	Change
Sales	$1,183	$1,190	(0.6%)	$3,552	$3,617	(1.8%)
Operating income	133	130	2.3%	398	387	2.8%
Operating margin rate	11.2%	10.9%		11.2%	10.7%
Technology Services third quarter 2017 sales decreased 1 percent primarily due to lower volume for System Modernization and Services, partially offset by higher intercompany volume on restricted programs in Global Logistics and Modernization.
Technology Services third quarter 2017 operating income increased 2 percent and operating margin rate increased to 11.2 percent, primarily due to improved performance.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2017 Financial Results	6

2017 Guidance
The company’s 2017 financial guidance assumes no disruption to or cancellation of any of our significant programs and no disruption to or shutdown of government operations. Guidance for 2017 also assumes adequate and timely appropriations and funding for the company’s programs for the remainder of the year, and no breach of the debt ceiling, impacting the U.S. Government's ability to make timely payments.

2017 Guidance
($ in millions, except per share amounts)	As of 7/26/17			As of 10/25/17

Sales	Low 25,000			~25,500

Segment operating margin %[1]	Mid 11%			Mid 11%

Net FAS/CAS pension adjustment	~500			~585

Operating margin %	Mid to High 12%			~13%

Effective tax rate %	~27.5%			~24.5%

Diluted EPS	12.10	—	12.40	12.90	—	13.10

Capital expenditures	~900			~900

Free cash flow[1]	1,800	—	2,000	1,800	—	2,000

[1] Non-GAAP measure - see definitions at the end of this earnings release.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2017 Financial Results	7

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at noon Eastern time on October 25, 2017. A live audio broadcast of the conference call will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman is a leading global security company providing innovative systems, products and solutions in autonomous systems, cyber, C4ISR, strike, and logistics and modernization to customers worldwide. Please visit www.northropgrumman.com and follow us on twitter, @NGCNews, for more information.

Forward-Looking Statements
This earnings release and the information we are incorporating by reference contain statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “anticipate,” “trends,” “goals” and similar expressions generally identify these forward-looking statements.
Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and/or cash flows, expected benefits and implications of the proposed Orbital ATK Acquisition and the timing and circumstances of the proposed acquisition. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified and discussed more fully in the section entitled “Risk Factors” in our 2016 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (SEC). They include:

•	our dependence on the U.S. Government for a substantial portion of our business

•	significant delays or reductions in appropriations for our programs and U.S. Government funding more broadly

•	investigations, claims, disputes and/or litigation

•	our exposure to additional risks as a result of our international business

•
the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which we participate and the impact on our reputation, our ability to do business, and our financial position, results of operations and/or cash flows

•	the use of estimates when accounting for our contracts and the effect of contract cost growth and/or changes in estimated contract revenues and costs

•	the performance and financial viability of our subcontractors and suppliers and the availability and pricing of raw materials and components

•	cyber and other security threats or disruptions faced by us, our customers or our suppliers and other partners

•	changes in procurement and other laws, regulations and practices applicable to our industry, findings by the U.S. Government, and changes in our customers’ business practices globally

•	increased competition within our markets and bid protests

•	the ability to maintain a qualified workforce

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Third Quarter 2017 Financial Results	8

•	inability to meet performance obligations under our contracts

•	environmental matters, including unforeseen environmental costs and government and third party claims

•	natural and/or environmental disasters

•	the adequacy and availability of our insurance coverage, customer indemnifications or other liability protections

•	products and services we provide related to hazardous and high risk operations, which subject us to various environmental, regulatory, financial, reputational and other risks

•
the future investment performance of plan assets, changes in actuarial assumptions associated with our pension and other post-retirement benefit plans and legislative or other regulatory actions impacting our pension, post-retirement and health and welfare plans

•	changes in business conditions that could impact business investments and/or recorded goodwill or the value of other long-lived assets

•
the satisfaction of conditions to (including regulatory approvals and Orbital ATK shareholder approval) and successful consummation of the Orbital ATK Acquisition; our ability successfully to integrate the Orbital ATK business and realize fully the anticipated benefits of the acquisition, without adverse consequences

•	our ability to exploit or protect intellectual property rights

•	inability to develop new products and technologies and maintain technologies, facilities, and equipment to win new competitions and meet the needs of our customers

•	unanticipated changes in our tax provisions or exposure to additional tax liabilities
Additional information regarding these risks and other important factors can be found in the section entitled “Risk Factors” in our 2016 Annual Report on Form 10-K and as disclosed in this report and from time to time in our other filings with the SEC.
You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date this report is first filed or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company's use of these measures are included in this release or the attachments.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
$ in millions, except per share amounts	2017	2016	2017	2016
Sales
Product	$4,135	$3,721	$11,885	$10,759
Service	2,392	2,434	7,284	7,352
Total sales	6,527	6,155	19,169	18,111
Operating costs and expenses
Product	3,153	2,760	8,982	7,992
Service	1,863	1,907	5,646	5,819
General and administrative expenses	666	662	2,009	1,938
Operating income	845	826	2,532	2,362
Other (expense) income
Interest expense	(73)	(74)	(224)	(224)
Other, net	13	17	57	37
Earnings before income taxes	785	769	2,365	2,175
Federal and foreign income tax expense	140	167	528	500
Net earnings	$645	$602	$1,837	$1,675

Basic earnings per share	$3.70	$3.38	$10.53	$9.32
Weighted-average common shares outstanding, in millions	174.2	178.1	174.5	179.8

Diluted earnings per share	$3.68	$3.35	$10.46	$9.23
Weighted-average diluted shares outstanding, in millions	175.3	179.6	175.6	181.5

Net earnings (from above)	$645	$602	$1,837	$1,675
Other comprehensive income
Change in unamortized benefit plan costs, net of tax	99	101	300	302
Change in cumulative translation adjustment	—	(6)	—	(19)
Other, net	—	(1)	3	(1)
Other comprehensive income, net of tax	99	94	303	282
Comprehensive income	$744	$696	$2,140	$1,957

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	September 30, 2017	December 31, 2016
$ in millions
Assets
Cash and cash equivalents	$1,878	$2,541
Accounts receivable, net	4,414	3,299
Inventoried costs, net	1,007	816
Prepaid expenses and other current assets	300	200
Total current assets	7,599	6,856
Property, plant and equipment, net of accumulated depreciation of $4,994 in 2017 and $4,831 in 2016	3,925	3,588
Goodwill	12,456	12,450
Deferred tax assets	1,200	1,462
Other non-current assets	1,333	1,258
Total assets	$26,513	$25,614

Liabilities
Trade accounts payable	$1,507	$1,554
Accrued employee compensation	1,309	1,342
Advance payments and amounts in excess of costs incurred	1,290	1,471
Other current liabilities	2,194	1,263
Total current liabilities	6,300	5,630
Long-term debt, net of current portion of $863 in 2017 and $12 in 2016	6,227	7,058
Pension and other post-retirement benefit plan liabilities	6,579	6,818
Other non-current liabilities	914	849
Total liabilities	20,020	20,355

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2017—174,077,667 and 2016—175,068,263	174	175
Paid-in capital	16	—
Retained earnings	11,546	10,630
Accumulated other comprehensive loss	(5,243)	(5,546)
Total shareholders’ equity	6,493	5,259
Total liabilities and shareholders’ equity	$26,513	$25,614

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30
$ in millions	2017	2016
Operating activities
Net earnings	$1,837	$1,675
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	322	322
Stock-based compensation	66	61
Deferred income taxes	79	(13)
Changes in assets and liabilities:
Accounts receivable, net	(1,115)	(830)
Inventoried costs, net	(191)	14
Prepaid expenses and other assets	(86)	(144)
Accounts payable and other liabilities	(41)	(292)
Income taxes payable	(58)	218
Retiree benefits	235	318
Other, net	(42)	(47)
Net cash provided by operating activities	1,006	1,282

Investing activities
Capital expenditures	(650)	(608)
Other, net	21	3
Net cash used in investing activities	(629)	(605)

Financing activities
Common stock repurchases	(393)	(1,149)
Payments of long-term debt	—	(107)
Cash dividends paid	(515)	(482)
Payments of employee taxes withheld from share-based awards	(91)	(152)
Other, net	(41)	(3)
Net cash used in financing activities	(1,040)	(1,893)
Decrease in cash and cash equivalents	(663)	(1,216)
Cash and cash equivalents, beginning of year	2,541	2,319
Cash and cash equivalents, end of period	$1,878	$1,103

Northrop Grumman Reports Third Quarter 2017 Financial Results	12

Non-GAAP Financial Measures Disclosure: This earnings release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. Definitions for the non-GAAP measures are provided below and reconciliations are provided in the body of the release. References to a “Table” in the definitions below relate to tables in the body of the release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Segment operating income: Total earnings from our three segments, including allocated pension expense recognized under CAS, and excluding unallocated corporate items and FAS pension expense. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the financial performance and operational trends of our sectors. This measure should not be considered in isolation or as an alternative to operating results presented in accordance with GAAP. Segment operating income is reconciled in Table 1.
Segment operating margin rate: Segment operating income as defined above, and reconciled in Table 1, divided by sales. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the financial performance and operational trends of our sectors. This measure should not be considered in isolation or as an alternative to operating results presented in accordance with GAAP.
Free cash flow: Net cash provided by operating activities less capital expenditures. We use free cash flow as a key factor in our planning for, and consideration of, acquisitions, stock repurchases and the payment of dividends. This measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free cash flow is reconciled in Table 2.

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Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media